Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258340

PROSPECTUS SUPPLEMENT NO. 21
(to prospectus dated August 10, 2021)

Up to 19,300,751 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants Up to 77,272,414 Shares of Class A Common Stock Up to 8,014,500 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on December 28, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 19,300,751 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) up to 8,014,500 shares of Class A Common Stock that are issuable upon the exercise of 8,014,500 warrants (the “private placement warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”) and upon the conversion of a working capital loan by the Sponsor (as defined in the Prospectus) to DCRB and (ii) up to 11,286,251 shares of Class A Common Stock that are issuable upon the exercise of 11,286,251 warrants originally issued in DCRB’s initial public offering. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (i) up to 77,272,414 shares of Class A Common Stock (including up to 5,293,958 shares of Class A Common Stock issuable upon the satisfaction of certain triggering events (as described in the Prospectus) and up to 326,048 shares of Class A Common Stock that may be issued upon exercise of the Ardour Warrants (as defined in the Prospectus)) and (ii) up to 8,014,500 private placement warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock and warrants are traded on the Nasdaq Global Select Market under the symbols “HYZN” and “HYZNW,” respectively. On December 28, 2022 the closing price of our Class A Common Stock was $1.40 and the closing price for our public warrants was $0.17.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 28, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 28, 2022
___________________________________
Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	001-3962	82-2726724
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
475 Quaker Meeting House Road Honeoye Falls, NY		14472
(Address of principal executive offices)		(Zip Code)
(585)-484-9337
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYZN	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	HYZNW	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

On December 27, 2022, Hyzon Motors Technology (Shanghai) Co., Ltd. (“Hyzon Shanghai”), a limited company organized under the laws of the People’s Republic of China and an indirect, wholly owned subsidiary of Hyzon Motors Inc. (the “Company”), entered into an Equity Transfer Agreement (the “Equity Transfer Agreement”) with Hyzon Motors Technology (Guangdong) Co., Ltd. (“Hyzon Guangdong”), a limited company organized under the laws of the People’s Republic of China and a direct, wholly owned subsidiary of Hyzon Shanghai, and Hymas PTE Ltd. (“HYMAS”), a company organized under the laws of Singapore and the Company’s direct, controlling shareholder owning approximately 62.75% of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”). Under the terms of the Equity Transfer Agreement, Hyzon Shanghai agreed to sell all of its equity interest in Hyzon Guangdong to HYMAS for approximately $3.1 million in cash, subject to certain adjustments.

Together with the execution of the Equity Transfer Agreement, on December 27, 2022, the Company entered into a Share Buyback Agreement (the “Share Buyback Agreement”) with HYMAS whereby the Company repurchased approximately 3.8 million shares of Common Stock from HYMAS in exchange for approximately $6.4 million in cash, based on the 7-day weighted average closing price of $1.71 per share of Common Stock. Pursuant to the Share Buyback Agreement, HYMAS will use a portion of the cash received to fund the transactions contemplated by the Equity Transfer Agreement, including paying the purchase price for Hyzon Guangdong and paying intercompany balances owed by Hyzon Guangdong to Hyzon Shanghai.

The foregoing agreements involving the transfer by Hyzon Shanghai of Hyzon Guangdong to HYMAS reflects the Company’s strategic decision to exit the truck market and wind down the commercial truck portion of its operations in China, while continuing its China-based research and development and procurement operations.

Closing of the foregoing transactions occurred on the date of execution of the agreements.

The foregoing summary of the terms and conditions of the Equity Transfer Agreement and the Share Buyback Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Equity Transfer Agreement and the Share Buyback Agreement, copies of which are filed as Exhibit 10.1 and 10.2 hereto and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Equity Transfer Agreement, dated December 27, 2022, by and among Hyzon Motors Technology (Shanghai) Co., Ltd., Hyzon Motors Technology (Guangdong) Co., Ltd. and Hymas PTE Ltd.
10.2	Share Buyback Agreement with Hymas PTE Ltd., dated December 27, 2022.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYZON MOTORS INC.

Date: December 28, 2022	By:	/s/ Samuel Chong
	Name:	Samuel Chong
	Title:	Chief Financial Officer